PROMISSORY NOTE

$50,000.00                                                    January 26, 2007
                                                              New York, New York

            FOR VALUE RECEIVED, Baseline Oil and Gas Corp. (the "Maker") hereby promises to pay to the order of Barrie Damson (hereinafter called "Holder"), the principal sum of fifty thousand dollars ($50,000) on or before the earlier to occur of

            (i) the date on which the Maker closes a financing transaction in which Maker obtains proceeds in excess of five million dollars ($5,000,000); or

            (ii) July 26, 2007, (the "Maturity Date");

together with all interest accrued thereon at the rate of six percent (6%) per annum, accruing from the date of this Note to and including the date this Note is paid in full. Interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of New York or other applicable law.

            The Maker shall have the right to prepay the amount due under this Note, together with accrued interest on the amount prepaid, without any premium or penalty, at any time. All payments to Holder shall be made in United States dollars.

            If any of the following events ("Events of Default") shall occur and be continuing: (a) the failure of the Maker to pay when due any amount due under this Note; or (b) the filing of any petition by or against the Maker, or commencement of any proceedings for the relief or readjustment of any indebtedness of the Maker under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of such event for 60 consecutive days unless dismissed, bonded to the satisfaction of the court of competent jurisdiction or discharged, then, or at any time after the happening and during the continuance of any Event of Default, the Holder may declare this Note and all amounts payable hereunder to be immediately due and payable, whereupon this Note, and all amounts due hereunder shall become and be immediately due and payable, all without presentment, protest, demand or notice of any kind, all of which are expressly waived by the Maker; provided, however, that in the event of an entry of an order for relief with respect to the Maker under the Federal Bankruptcy Code, this Note, and all such amounts shall automatically become and be due and payable, all without presentment, protest, demand or notice of any kind, all of which are expressly waived by the Maker.

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            The Maker hereby waives presentment for payment, demand, notice of dishonor and protest of this Note. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles governing conflicts of law. None of the terms or provisions of this Note may be waived, altered, modified or amended except as the Holder may consent thereto in writing.

            IN WITNESS WHEREOF, the Maker has caused this Note to be executed and dated the day and year first above written.

                                              BASELINE OIL & GAS CORP.


                                              By: /s/ Richard Cohen
                                                  ------------------------------
                                                  Name:  Richard Cohen
                                                  Title: Chief Financial Officer